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                                  Exhibit 99.1

           HealthCentral.com Closes its Acquisition of Vitamins.com

             Combined Company is Streamlined to Focus on eCommerce

Emeryville, CA--19 June 2000--HealthCentral.com (NASDAQ: HCEN) closed its acquisition of Vitamins.com on June 16, 2000 immediately following receipt of shareholder approval at its annual shareholders meeting.

Shareholders of Vitamins.com capital stock received approximately 22.7 million shares of HealthCentral.com. Total shares outstanding after the merger are approximately 45.5 million.

"There is no additional cash burn in making this acquisition. In fact, joining forces with Vitamins.com allows us to reorganize into a company that will be able to increase sales while improving the efficiency of our operations and giving us significant cost savings. We are combining staff and eliminating duplication," said CEO Al Greene.

Robert Haft, president and CEO of Vitamins.com, will continue as head of the new, wholly owned subsidiary. Vitamins.com, founded in 1997, sells vitamins, minerals and supplements on line, through catalogs and in ten retail stores.

"HealthCentral.com and Vitamins.com are a natural fit for each other as the companies share a focus on consumer health and wellness," said Robert Haft, president and CEO of Vitamins.com. "The synergies the two businesses have will strengthen sales and reduce expenses for both companies."

"We are creating an On Line Health Superstore. Together with Vitamins.com and the Dr. Dean Edell eyewear line, we will offer more than 31,000 products, including prescription drugs, vitamins, minerals, supplements, reading glasses, over the counter medications, toiletries, health and beauty items and alternative wellness products." said HealthCentral CEO Albert Greene.

"We offer far more selection than the traditional corner drug store. Vitamins.com greatly expands our e-commerce with a new source of revenue from products that fit very well into the HealthCentral family of health products and information. Vitamins.com brings with it a strong affiliate program and a reputation for excellent customer service," Greene added.

"We see no need for additional financing in the near future," added EVP and CFO Fred Toney. "Vitamins, minerals and supplements have good margins, frequent repeat purchase and are easy to ship. Our ability to bring in customers through our multi-media exposure allows us to reduce spending on advertising that did not prove to be as cost effective in driving customers to our eCommerce site."
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"Our cash burn has been cut substantially and is declining. We had more than $57 million in cash and cash equivalents at the end of the first quarter, March 31, 2000. We have taken a hard look at every area of our business to insure we are getting cost efficient results," Toney continued.

"Vitamins.com had pro forma sales of $31 million in 1999. Today Vitamins.com has 300,000 registered, purchasing customers. Their recent look to buy ratio of 8% is considered very high compared to industry averages," Toney said.

"To help people make informed choices, HealthCentral provides healthcare information through its award-winning drug information site, RxList.com and the HealthCentral.com and Vitamins.com consumer health information sites. When consumer or health professionals have questions or concerns about prescription drugs or other healthcare products, they can find their answers among the HealthCentral family of websites," Mr. Greene continued.

As a part of the acquisition Robert Haft, President of Vitamins.com, and C. Sage Givens, Managing Partner of Acacia Venture Partners, an investor in Vitamins.com, were appointed to HealthCentral.com's board of directors. Annette Campbell-White and Robin Wolaner were re-elected and Louis M. Andersen did not stand for reelection. There are now 10 members on the HealthCentral.com board.

About HealthCentral.com

HealthCentral.com is a pioneer in Healthcare eCommerce and eContent. HealthCentral.com has a network of interactive websites offering online sales of health-related products and healthcare information. The company's well-known health content anchors include: Dr. Dean Edell, Covert Bailey and The People's Pharmacy. The company's award winning site, RxList.com, gives comprehensive pharmaceutical information on a database of more than 4,000 branded and generic products. The Web Enterprise Division designs, hosts and maintains private label web sites for major hospitals and health plans.

Location:   6001 Shellmound St. Suite 800
            Emeryville, CA 94608
            Tel: 510-250-2500

Websites: HealthCentral.com, RxList.com, Vitamins.com, healthcentralRx.com

For additional information contact:   Robin Raborn, Director of Investor
                                      Relations
                                      Email: robin.raborn@healthcentral.com
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                                      Tel: 510-250-3852